Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Financial Earnings Release

February 16, 2005

Contacts: Charles B. Lang, President

Kevin Anglemyer, Chief Financial Officer

Phone: (330) 385-9200

Fax: (330) 386-7452

For Immediate Release

Tri-State 1st Banc Reports Record Earnings

East Liverpool, OH. -- Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc, today reported net income for the year 2004 of $766,000 or $0.86 per diluted share. This is an increase of 9.2% or $65,000 from year 2003's net income. On a per share basis, net income rose by 10.3% over the net income for 2003.

For the three-month period ending December 31, 2004, net income was $178,000 or $0.20 per fully diluted share. This compares to $157,000 or $0.17 per share for the fourth quarter 2003, an increase of $21,000 or 13.6% over last year. On a per share basis the 2004 increase was $0.03 or 17.6%.

Charles B. Lang, President of the Company, stated: "I am gratified that the performance of the Company this year was so favorable for our stockholders. However the true measure of our success this past year is the great strides we have made in improving service to our customers in the tri-state area. In 2004, the Bank expanded the Operations Center through a building addition, opened a Commercial Loan Department, processed over 3,000 check orders through its in-house check imprinting service, introduced a no-bounce check protection program and the Company organized the MDH Investment Management subsidiary. For 2005 we expect to launch internet banking, introduce trust services through a newly created trust department and continue to devote significant attention and resources to the protection of customers' assets from fraudulent intrusion through the use of high-quality security systems."

Earnings Release

February 16, 2005

1st National Community Bank operates seven banking offices, five in Columbiana County, Ohio and one each in Hancock County, West Virginia and Beaver County, Pennsylvania. The Bank was chartered in June of 1987 by the Office of the Comptroller of the Currency as a national banking association. The Gateminder Corporation subsidiary was founded in 1999 and provides ATM support and maintenance service to merchants, amusement facilities and financial institutions. MDH Investment Management Inc. was organized in 2004 and it offers investment management and advisory services.

END

Tri-State 1st Banc, Inc., and its wholly-owned subsidiaries, 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc., may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be in included in press releases, such as this one, and other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.